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                                                                    Exhibit 23.1




Independent Registered Public Accounting Firm Consent

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 26, 2004 (except for Note 17 as to which the date is July 15, 2004), in Amendment No. 5 to the Registration Statement (Form S-1) and related Prospectus of Stereotaxis, Inc. for the registration of its common stock.

Our audits also included the financial statement schedule of Stereotaxis, Inc. for each of the three years in the period ended December 31, 2003 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                       /s/ Ernst & Young LLP


St. Louis, Missouri
July 15, 2004